Exhibit 10.1

[*] Indicates confidential material that has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been separately filed with the Securities and Exchange Commission.

MARKET LEADER MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is entered into between the following entities as of January 6, 2011 (“Effective Date”). This Agreement is comprised of this Cover Page, the attached Standard Terms and Conditions and any Statement of Work, each of which is incorporated herein by this reference. The parties agree as follows:

The parties to this Agreement (and their respective notice addresses and contact persons) are:

Market Leader, Inc.
Name of Entity		Contact Name
Market Leader, Inc.
Street Address		Contact E-mail Address
11332 NE 122nd Way, Suite 200
City	County	Phone
Kirkland	King (WA)
Country	Postal Code	Fax
USA	98034
Keller Williams Realty, Inc.
Name of Entity		Contact Name
Keller Williams Realty, Inc.
Street Address		Contact Email Address
1221 Mopac Expressway, Suite 400
City	State	Phone
Austin	TX
Country	Postal Code	Fax
USA	78746

This Agreement together with each applicable Statement of Work (whether entered into concurrently with this Agreement or at a later date) sets forth the specific services and deliverables, fees and conditions upon which ML will provide products and services to KW.

IN WITNESS WHEREOF, each party acknowledges that it has read and understood the terms of this Agreement and agrees to be bound by these terms.

Market Leader, Inc.	Keller Williams Realty, Inc.
Name	Name
Market Leader, Inc.	Keller Williams Realty, Inc.
Signature	Signature
/s/ Ian Morris	/s/ Mary Tennant
Name of person signing (please print)	Name of person signing (please print)
IAN MORRIS	Mary Tennant
Title of person signing (please print)	Title of person signing (please print)
CHIEF EXECUTIVE OFFICER	President/COO
Signature Date	Signature Date
01/07/2011	01/07/2011

COVER PAGE

STANDARD TERMS AND CONDITIONS

1.	PERFORMANCE OF SERVICES AND SOFTWARE

ML agrees to provide the products and/or services as provided for in any statement of work entered into by the parties pursuant to the terms of this Agreement (“Statement of Work” or “SOW”).

ML agrees to provide the products and/or services as provided for in any statement of work entered into by the parties pursuant to the terms of this Agreement (“Statement of Work” or “SOW”).

2.	COMPENSATION

Each party agrees to pay the other any fees set forth in an applicable SOW (“Fees”). All amounts are payable in U.S. dollars. Each party shall invoice the other for any applicable Fees in accordance with the terms of this Agreement and the applicable SOWs. Unless otherwise specifically provided for in an applicable SOW, invoiced amounts are payable net thirty (30) days following the date of invoice. Amounts unpaid after thirty (30) days shall bear interest at the rate of one and one-half percent (1 1/2%) per month, accrued and compounded daily from the date due until paid. Each party shall pay any costs reasonably incurred by the other in the collection of overdue amounts. Each party shall be responsible for all taxes, levies, duties or similar governmental assessments of any nature, including but not limited to value-added, sales, use or withholding taxes, assessable by any local, state, or federal jurisdiction based on amounts received by it under this Agreement (but, excluding taxes based on the other party’s income, property or employees).

3.	CONFIDENTIALITY

3.1 Confidential Information Definition. “Confidential Information” means nonpublic information that the disclosing party (“Disclosing Party”) designates as being confidential to the receiving party (“Receiving Party”), or which, under the circumstances surrounding disclosure ought to be treated as confidential by the Receiving Party. “Confidential Information” includes, without limitation, information relating to Disclosing Party’s current or future technologies, products, services, sales and marketing plans, customers, business plans, financial information, and prospects; the existence of this Agreement; and information received from others that Disclosing Party is obligated to treat as confidential. In addition, Confidential Information includes all information KW, its franchisees, or the independent contractors of its franchisees store in connection with software provided by ML pursuant to this Agreement, including without limitation, all contact information about customers or prospective customers, MLS provided data, etc.

Confidential Information does not include information which (a) is or subsequently becomes generally available to the public other than by a breach of a confidentiality obligation; (b) is already in the possession of Receiving Party prior to Disclosing Party’s disclosure to Receiving Party; (c) is independently developed by Receiving Party without use or reference to the Disclosing Party’s Confidential Information; or (d) becomes available to Receiving Party from a source other than the Disclosing Party other than by a breach of a confidentiality obligation.

3.2 Maintenance of Confidential Information. Receiving Party agrees during the term of this Agreement and for a period of three years thereafter: (a) to take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, but no less than reasonable care, to keep the Confidential Information confidential, (b) not to disclose Confidential Information to any third party other than to its employees and consultants on a need-to-know basis, provided that such persons shall be informed of the confidential nature of such information, and shall have executed appropriate written agreements sufficient to enable Receiving Party to comply with all the provisions of this Agreement (“Permitted Parties”), (c) not to make any use, disclosure or dissemination whatsoever of the Confidential Information except in connection with this Agreement, (d) not to modify, reverse engineer, decompile, disassemble, or create derivative or other works based upon, containing or otherwise relating to Confidential Information, except as expressly permitted by this Agreement.

Receiving Party may disclose Confidential Information of Disclosing Party in accordance with a judicial or other governmental order, provided that Receiving Party gives Disclosing Party reasonable notice prior to such disclosure to allow Disclosing Party a reasonable opportunity to seek a protective order or equivalent. Receiving Party shall be responsible for any breach of this Agreement by any of its Permitted Parties and Receiving Party agrees to take all reasonable measures to restrain such parties from prohibited or unauthorized disclosure or use of the Confidential Information. Receiving Party shall immediately notify Disclosing Party upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement and will cooperate with Disclosing Party to regain possession of the Confidential Information and prevent its further unauthorized use.

3.3 Return of Confidential Information. At the Disclosing Party’s request, Receiving Party shall promptly return to Disclosing Party all of its Confidential Information or destroy the same and shall provide Disclosing Party with written confirmation from an executive officer of Receiving Party of such occurrence. Disclosure of Confidential Information to Disclosing Party does not grant any express or implied right to Receiving Party pursuant to any patents, copyrights, trademarks or trade secret information or other intellectual property right of the other party, except as expressly set forth.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

4.	WARRANTY; LIABILITY LIMITATION

4.1 Mutual Warranties. Each party represents and warrants to the other party that (a) it has the experience and skill to enter into and fully perform this Agreement and to grant the rights granted hereunder; (b) it shall comply with all applicable federal, state and local laws, and; (c) there is no outstanding commitment, agreement or legal impediment of any kind known to such party which conflicts with this Agreement or might limit, restrict or impair the obligations of such party hereunder.

4.2 Indemnity. Each party shall indemnify, defend, and hold harmless the other party, its officers, directors, employees, agents and representatives (collectively, “Indemnified Parties”) from and against any and all third party damages, costs, judgments, penalties and expenses of any kind (including reasonable legal fees and disbursements) that may be obtained against, imposed upon or suffered by any of them as a result of (i) the gross negligence or intentional misconduct of the indemnifying party, (ii) any material breach by indemnifying party of any of indemnifying party’s express obligations, representations or warranties under this Agreement, and/or (iii) any violation of copyright or other intellectual property rights of any third party in connection with services, products, content, or other materials provided by indemnifying party pursuant to this Agreement or any SOW.

The indemnifying party’s indemnity obligations set forth above are subject to the following conditions and procedure: (i) the indemnified party promptly notifying the indemnifying party in writing of the claim, however, the indemnifying party shall not avoid its indemnity obligations except to the extent that the failure to so notify materially prejudices its ability to defend; (ii) the indemnifying party having sole control of the defense and all related settlement negotiations, provided that the indemnified party may participate in the defense and settlement negotiations using its own counsel at its own expense and provided further that the indemnifying party shall not resolve or settle any claim without the indemnified party’s consent unless the resolution or settlement provides for an unconditional release of the indemnified party from all liability with respect to such claim, does not commit the indemnified party to make any monetary payment or any other obligation, and admits no fault by the indemnified party; and (iii) the indemnified party, at the indemnifying party’s expense, reasonably cooperating with the indemnifying party in the defense and settlement.

4.3 Disclaimer. Except as expressly stated herein, there are no warranties, express or implied, by either party in connection with this Agreement. All other warranties, including warranties of merchantability or fitness for a particular purpose are excluded and shall not apply to any products or services to be provided under this Agreement.

4.4 Limitations; No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, WARRANTY, TORT OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR SIMILAR DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING; AND THE ENTIRE LIABILITY OF EITHER PARTY TO THE OTHER PARTY UNDER OR IN RELATION TO THIS AGREEMENT FOR ANY LOSS OR DAMAGE, AND REGARDLESS OF THE FORM OF ACTION SHALL BE LIMITED TO PROVEN, ACTUAL OUT-OF-POCKET EXPENSES THAT ARE REASONABLY INCURRED. EXCEPT WITH RESPECT TO A PARTY’S OBLIGATIONS WITH RESPECT TO INDEMNIFICATION CLAIMS AND BREACHES OF CONFIDENTIALITY, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF A PARTY RELATING TO OR ARISING FROM THIS AGREEMENT FOR ANY AND ALL CAUSES OF ACTION EXCEED THE TOTAL AMOUNT PAID BY THE PARTIES TO EACH OTHER IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING SHALL NOT LIMIT OR APPLY WITH RESPECT TO EITHER PARTY’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.

4.5 Disaster Recovery. ML shall maintain all data provided by KW in connection with any software or services provided hereunder in a secure collocation facility. ML shall use commercially reasonable efforts to ensure that all such data is capable of being recovered in the event of a system failure, interruption or impairment and that the integrity of the recovered data is retained.

4.6 Uptime Standards. ML will use commercially reasonable efforts to insure that hosted software provided hereunder is available not less than [*]% of the time, measured on a calendar month basis (based on 24 hour days for the number of days in the applicable month), excluding (i) commercially reasonable periods of scheduled maintenance and repair, and (ii) causes outside the reasonable control of ML (“Uptime Obligation”). If at any time the hosted software fails to meet the Uptime Obligation and is not available for a continuous period of four hours or longer during business hours, except where accessibility is caused by reason of Force Majeure, emergency security updates, power outages or loss of internet service due to no fault of ML, then ML shall issue a credit to KW in the amount of $[*] per occurrence which may be used to reduce any fees payable to KW to ML hereunder.

5.	TERM AND TERMINATION

5.1 Term. This Agreement shall commence as of the Effective Date and shall continue until the later of (i) the fifth anniversary of the Effective Date, or (ii) the date on which there is no SOW in effect in connection with this Agreement (the “Term”), unless earlier terminated in accordance with the terms of this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

5.2 Termination for Breach. In the event of a material breach by either party of any of the terms hereof or any material terms of an applicable SOW, which breach is not cured within thirty (30) days after written notice thereof by the other party, then the non-breaching party may immediately terminate this Agreement or the applicable SOW.

5.3 Effect of Termination. Upon expiration or termination of this Agreement or any SOW, the following shall apply: (a) each party shall pay the other any amounts owed through the date of such expiration or termination; (b) each party shall comply with the terms of this Agreement and any applicable SOW through the date of such expiration or termination, and (c) each party shall return to the other party, upon request, any Confidential Information belonging to the other party. If ML terminates this Agreement, files for bankruptcy or insolvency, is sold to another company, or ceases to exist for any reason, as between KW and ML, KW shall retain full rights to all information or content created or submitted by KW, its franchisees, and independent contractors of its franchisees, pursuant to this Agreement or any SOW. KW shall have and maintain the right to all information or content that it creates or submits to ML at all times. ML shall provide KW with a minimum of thirty (30) days post-termination in which it can export or remove any of its data from ML’s system or site.

6.	GENERAL TERMS

6.1 Amendment. No amendment or modification of this Agreement shall be made except by an instrument in writing signed by both parties.

6.2 Independent Contractor. ML and KW are independent contractors for all purposes and at all times and neither ML nor KW has the authority to act for or bind the other party to any obligation.

6.3 Force Majeure. Should either party be unable to timely perform any of such party’s obligations under this Agreement due to legal restrictions, labor disputes, strikes, boycotts, power losses, surges, telephone communication losses or interruptions, acts of God or for any other reason, that is beyond the control and without the fault of such party, provided that (a) such party has taken reasonable precautions against such occurrence; and (b) such party gives the other party written notice thereof promptly and uses its diligent, good faith efforts to cure such failure, such party shall not be liable to the other party (other than with respect to payment) as a result of such delay.

6.4 Severability; Survival. Should any provision of this Agreement be held to be void, invalid or inoperative, such provision shall be enforced to the extent permissible and the remaining provisions of this Agreement shall not be affected. Any provisions of this Agreement that may reasonably be interpreted to survive expiration or termination hereof, shall survive.

6.5 Notices. Any notices, consents or other communications required to be given under this Agreement shall be in writing and shall be sufficient if (a) mailed by certified or registered U.S. mail, return receipt requested; (b) transmitted by facsimile, with a copy send by first class U.S. mail; or (c) delivered by reputable independent courier. Notice shall be provided to a party at the address provided on the Cover Page of this Agreement, or such other address as a party may specify by written notice to the other party. Notices shall be deemed given upon the earlier of actual receipt or five (5) days after transmittal.

6.6 Subcontractors. ML may from time to time use qualified subcontractors to provide products and/or services contemplated by this Agreement or a SOW.

6.7 Complete Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior oral and written negotiations, promises and understandings relating hereto. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. In addition, counterparts exchanged by facsimile transmission or PDF shall constitute an enforceable original.

6.8 Compliance With All Applicable Laws. Each Party shall comply with all laws, rules and regulations, if any, applicable to it in connection with the performance of its obligations under the Agreement and any Statement of Work.

6.9 Assignment. Neither Party shall have the right to assign this Agreement to any third party without the written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties.

6.10 No Party Deemed Drafter. As this Agreement has been negotiated between the Parties after each side has had the opportunity to consult with an attorney of their own choosing, no Party shall be deemed the drafter of this Agreement, and this Agreement shall not be construed against any Party as the drafter of this Agreement.

6.11 Non-Solicitation. Neither party will directly solicit for employment any employee or independent contractor of the other party with whom it had contact in connection with this Agreement or any SOW during the term of this Agreement and for a period of 18 months thereafter except with the express written permission of the other party, which may be withheld in its sole discretion; provided, however that the foregoing prohibition shall not prevent either party from employing any person who contacts such party directly on an unsolicited basis, or in response to a general, non-targeted advertisement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

6.12 Governing Law; Jurisdiction; Venue; Attorney Fees. In the event any claim or dispute of whatever nature arising out of or relating to this Agreement (i) is brought by ML, then such claim or dispute shall be exclusively brought in Travis County, Texas and governed by and construed in accordance with the laws of the State of Texas, or (ii) is brought by KW, then such claim or dispute shall be exclusively brought in King County, Washington and governed by and construed in accordance with the laws of the State of Washington. The prevailing Party in any action shall be entitled, in addition to any other relief deemed appropriate by the court, to an award of its reasonable attorney’s fees, costs, and litigation expenses incurred in the prosecution or defense of such action.

6.13 Dispute Resolution; Waiver of Right to Trial By Jury. The parties agree to use their best efforts to resolve and settle by direct, private negotiation any claim, controversy or dispute that arises related to this Agreement. If the parties cannot resolve and settle any dispute by private negotiation within 60 days after one party gives the other written notice that a dispute exists, the parties mutually agree to submit the dispute to non-binding mediation before a single mediator. Mediation shall occur within 120 days of a Party providing written notice that a claim exists.

To select the mediator, each party will recommend three potential mediators, and they shall mutually agree on one of such mediators, and if not, they shall each choose one mediator from the other party’s list and those two mediators shall select a mediator for the mediation. The mediator shall be either a retired judge or trained mediator who has no prior social, business or professional relationship with any party to the dispute. The Parties shall participate in a mediation conference and will share in the mediator fee equally, but will otherwise bear their own legal fees, costs and expenses in participating in the mediation process.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

STATEMENT OF WORK

This Statement of Work (“SOW”) between Market Leader, Inc. (“ML”) and Keller Williams Realty, Inc. (“KW”) is entered into in connection with a Master Services Agreement between the parties dated 01/07/2011 and this SOW commences on 01/07/2011 and continues for a five year period (“Initial Term”). This SOW may be terminated by either party by providing written notice to the other party not less than [*] prior to the end of the Initial Term, and if no such notice is provided, this Agreement thereafter shall automatically renew for successive one year periods (each, a “Renewal Term”). During a Renewal Term, this SOW may be terminated by either party by providing written notice to the other party not less than [*] days prior to the end of the then current Renewal Term. The Initial Term and Renewal Term are referred to individually and collectively as the “Term.”

TERMS

1. The Basic Package (as defined in Exhibit A) shall be made available to all KW Associates (as defined below) [*] pursuant to ML’s standard license terms for such product (attached hereto as Exhibit B) and shall be delivered substantially in accordance with the timeline set forth in Exhibit C. Additional ala carte options to the Basic Package may be made available to KW Associates for a fee as set forth in Exhibit A. “KW Associates” means a real estate agent independent contractor of a KW franchisee or affiliate located in the United States or Canada (or in other countries, upon mutual written agreement of the parties).

2. The Premium Package (as defined in Exhibit A) shall be made available to all KW Associates for a fee as set forth in Exhibit A pursuant to ML’s standard license terms for such product (attached hereto as Exhibit B) and shall be delivered substantially in accordance with the timeline set forth in Exhibit C. Additional ala carte options to the Premium Package may be made available to KW Associates for an additional fee as set forth in Exhibit A.

3. Commencing with the first calendar quarter of 2012 and continuing for each quarter thereafter during the Term, ML shall compensate KW with respect to the Basic Package and Premium Package as follows: [*] Any amounts owed hereunder shall be paid by ML to KW within 30 days of quarter end and may be reduced by any overdue amounts then owed under this Agreement or any SOW to ML from KW.

4. The parties shall work together on commercially reasonable terms and in good faith to create and implement marketing programs and strategies designed to drive purchases of the Premium Product to or beyond the [*] threshold mentioned above. KW recognizes that adoption of the Premium Package by KW Associates is essential to ML’s overall project success and KW agrees to the following benchmark goals:

•	Benchmark of [*] Purchasing Agents by [*]

•	Benchmark of [*] Purchasing Agents by [*]

•	Benchmark of [*] Purchasing Agents by [*]

•	Benchmark of [*] Purchasing Agents by [*] and ongoing thereafter

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

If the above benchmarks are not met within the timeframes provided, KW will take on marketing and advertising activities, including all of those listed below with the goal of increasing the number of Purchasing Agents to the minimum stated benchmarks. KW and ML may mutually agree on additional marketing or advertising activities at any time:

a.	Public KW endorsement of the Premium Package.

b.	Various endorsement quotes by KW leadership to be used in marketing collateral by KW and/or ML.

c.	Communication series by KW to all KW Associates endorsing the Premium Package, with at least one such communication piece per month.

d.	Advertisement and endorsement by KW of Premium Package within KW channels as follows:

i.	KW Intranet

1.	Series of up sell messages throughout high-traffic areas of the site

2.	Feature KW testimonials about the Premium Package

3.	Feature KW Associates testimonials about the Premium Package

4.	Video testimonials

5.	Premium Package promotions / offers positioned as supported by KW

ii.	Promotion through social media sources

1.	Endorsements, posts, links on KW Facebook page

2.	Endorsements, posts, links on KW Twitter page

e.	Webinar / webinar series hosted by KW (Leadership or technology executive (i.e. Cary Sylvester)) featuring and endorsing the Premium Package.

f.	Promotion of a webinar / webinar series hosted by ML and key KW agents featuring and endorsing the Premium Package.

g.	Marketing channels made available to ML (all associated costs waived):

i.	Platinum Sponsorship participation by ML in all KW events (Family Reunion, Mega Camp, etc) – all fees waived

ii.	OutFront Magazine advertisement by ML – all fees waived

iii.	This Week @ KW advertisement by ML – all fees waived

5. The Market Center Product (as defined in Exhibit A) shall be made available to all KW Market Centers (as defined below) pursuant to ML’s standard license terms for such product (attached hereto as Exhibit B) and shall be delivered substantially in accordance with the timeline set forth in Exhibit C. The fees for the Market Center Product shall be as set forth below and shall be paid by KW, provided that ala carte options to the Market Center Product may be made available to Market Centers for a fee as set forth in Exhibit A. “Market Center” means a KW franchisee located in the United States or Canada.

6. Commencing with the second calendar quarter of 2011 (i.e., the months of April, May and June 2011) and continuing for each quarter thereafter during the Term, KW shall compensate ML for the Market Center Product in an amount equal to $[*] per month per Applicable Associate for each of the three months of the applicable quarter. Any amounts owed by KW to ML hereunder shall be paid within 30 days of quarter end.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

7. Support and service for the Basic Package, Premium Package and Market Center Product shall be provided by the parties as set forth on Exhibit D.

IN WITNESS WHEREOF, each party acknowledges that it has read and understood the terms of this SOW and agrees to be bound by these terms.

ML	KW
Name	Name of Client
Market Leader, Inc.	Keller Williams Realty, Inc.
Signature	Signature
/s/ Ian Morris	/s/ Mary Tennant
Name and Title of Person Signing	Name and Title of Person Signing
IAN MORRIS, CHIEF EXECUTIVE OFFICER	Mary Tennant, President/COO
Signature Date	Signature Date
01/07/2011	01/07/2011

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT A

DESCRIPTION OF BASIC PACKAGE, PREMIUM PACKAGE AND MARKET CENTER PRODUCT

eEdge (Basic Package)

eEdge offers the KW Associate a comprehensive marketing & client management system. The tools within eEdge allow KW Associates to create printed and online marketing materials to promote individual listings as well as their own brand. The client management tools enable KW Associates to manage & communicate with their client base.

Marketing Materials	Market My Business	Pre-listing presentation • Unlimited downloading of presentation materials. • Can incorporate KW preferred templates.
Listing presentation • Unlimited downloading of presentation materials. • Can incorporate KW preferred templates.
Buyer consultation presentation • Unlimited downloading of presentation materials. • Can incorporate KW preferred templates.

33 Touch, 8x8, 12 Direct Campaigns

•          Support for one pre-defined 33 Touch, 8x8, and 12 Direct campaigns (email & phone scripts) for launch in February. Campaign content can be updated no more than once per month.

•          Market Leader will support additional KW campaigns to be offered in the KW marketing center. Additional KW marketing campaigns will be added over the first 6 months of the agreement

•          Additional charges would apply for direct mail pieces included in campaign

Social Media Campaign All contacts can be added to a pre-defined Social Media Campaign

Marketing Library

•          Market Leader to provide a “Marketing Library” within the CRM product.

•          KW corporate will be able to add unlimited static marketing content to this library including but not limited to: Word documents, Powerpoint presentations, PDF documents

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Market My Listings

Property flyers

•           Select from multiple customizable auto-populated templates, generate preview, and access print-on demand service including Download PDF and Professional print services from your choice of approved printers

Open house flyers

•           Select from multiple auto-populated templates , generate preview, and access print-on demand service including Download PDF and Professional print services from your choice of approved printers

Postcards: regular, jumbo & fold-over

•           Select from multiple auto-populated templates , generate preview and access print-on demand service including Download PDF and Professional print services from your choice of approved printers

CRM, Websites, Lead Generation & Management	Seamless integration with Market My Business & Market My Listings tools
Easy Email Manager • Integrated email inbox enabling every KW Associate to send & receive email
Contact Manager • Import & export contacts
Task Manager • Add personal or contact-related tasks • System generated tasks based on contact behavior
Calendar • Easy to use daily, weekly & monthly calendar
Social Media Manager • Post listings to Facebook via Design Center • Post listings to Twitter via Design Center • Post listings to LinkedIn via Design Center

Personalized Website for Every KW Associate

•           Website with “Lite IDX” Search Capability and Features if agent opts-in to use “Lite IDX”

•           Integrated with MLS IDX feed (or KWLS feed where MLS IDX is not available)

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Consumer Listing Alerts • Integrated with MLS IDX feed (or KWLS feed where MLS IDX is not available)
Seller Marketing Report • Weekly automated marketing report provided to seller

IDX Feed Deployment and Service for Basic Package

KW and ML agree to share in the costs for deploying and maintaining the “Lite IDX” feature [*]

Costs are generally intended to include:

•	MLS fees and costs to ML, as well as ML management costs, for new IDX feeds in non-integrated MLS markets added to service “Lite IDX” (KW agents on Basic Package)

•	MLS fees and costs to ML, as well as ML management costs, for adding KW agents onto the “Lite IDX” (KW agents on Basic Package)

SINGLE SIGN-ON FROM myKW.com

The CRM system will support single sign-on from the myKW.com website. From myKW.com the associate will be able to login directly into different locations within the CRM system.

LEAD INSERT INTEGRATION:

The CRM system will support lead insert from KW (e.g. www.kw.com) and remote sources.

TRANSACTION MANAGEMENT INTEGRATION:

The CRM system will be integrated with DotLoop (KW transaction management vendor).

SUPPORT FOR KW BRANDING IN CRM UI:

So that the CRM system can more closely match KW branding guidelines, ML will make design changes to the CRM system. These changes include:

•	Inclusion of header provided by KW

•	Update to hyperlink text to change color and include an underline

•	Update of tab color and style plus button color

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

eEdge (Basic Package) – a la carte items*

• Deluxe Listing Package	$[*] per new listing

• Single Property Website	$[*] per new listing

• Virtual Tour Suite	$[*] per month

• e-Marketing Suite (e-cards & e-newsletters)	$[*] per month

• Social Media Integration	Included in other packages

*	ML may supplement or modify the Basic Package from time to time, provided that any material decrease in product features or functionality shall require not less than thirty days prior advance notice to and agreement by KW (such agreement by KW to not be unreasonably withheld). ML may supplement or modify Basic Package a la carte offerings from time to time with not less than thirty days prior advance notice to KW.

Market Leader agrees to keep the eEdge program up with the competitive landscape by continuing to enhance and develop the eEdge program on a regular basis. ML is expected to solicit continuous feedback through feedback methods including, but not limited to, presence at KW Family Reunion, Mega Camp, ATC event, tech masterminds and KW led focus groups when requested by KW.

Market Leader Premium (Premium Package) **

Market Leader Premium enables KW Associates to really rise above the crowd and take control of their market. The Market Leader Premium enables KW Associates to take their marketing to a whole new level – driving more leads, more customer engagement, and more conversions of prospects into closed business. Market Leader Premium is simply the most powerful and comprehensive marketing system in the industry today.

With Market Leader Premium, KW Associates can:

•	Immediately generate more leads using CraigsList, RSS feeds and more

•	Increase Web traffic with sleek, customizable designs, ready-to-go search widgets, single-property Web sites, and advanced content designed to attract and engage consumers

•	Differentiate themselves in the market by using world-class print and e-marketing tools

•	Engage more customers, more often with mobile access and tools that help you identify hot prospects in your database

Marketing Materials	Deluxe Listing Packages • Unlimited use of listing packages
Single Property Websites • Unlimited # of single property websites hosted at one time

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Virtual Tour Suite • Unlimited use & hosting of virtual tour templates
eMarketing Suite • Unlimited use of eNewsletters & ePostcards
Campaigns • Ability to create additional custom campaigns • KW will build a unique campaign to be offered exclusively in the Premium Offering each quarter
CRM, Websites, Lead Generation & Management

Personalized Website for Every KW Associate

•        Website with “Full IDX” Search Capability and Features

•        Integrated with MLS IDX feed (or KWLS where MLS IDX is not available)

•        Content can be personalized by every KW Associate

•        Selection of customizable website designs

•        Search by Map & Market Trend data included on website

Consumer Listing Alerts • Integrated with MLS IDX feed (or KWLS where MLS IDX is not available)
Full CRM with Prospect Reporting • Reporting on prospects’ last activity, homes viewed & saved, average price • Identification of inactive prospects when they become newly active.
Comprehensive Mobile Solutions • Mobile access to CRM • Mobile enabled version of website

Advanced Lead Generation Tools

•        Craigslist posting

•        Search widgets to drive traffic from other sites

•          Featured Partner program to enable affiliates of KW Associates to participate on associate sites

•        RSS feed for prospect data

*	ML may supplement or modify the Premium Product from time to time, including product features, functionality and price, with not less than thirty days prior advance notice to KW.
**	Final Premium Package naming still TBD after discussing with Keller Williams.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Market Center Product

The Market Center product provides every market center with its own lead generation website as well lead distribution and monitoring tools that enable market centers to provide leads to its KW Associates. The Market Center product provides insight into marketing effectiveness via reporting on traffic and prospect sources. In addition, the solution offers visibility into agent performance. If necessary an administrator can take corrective action to remove poorly performing agents from lead redistribution and transfer leads to another agent.

Lead Generation

Lead generating website for every Market Center

•           IDX website which can support multiple MLS feeds

•           Ability for consumers to search property & register

•           Ability to customize website content & feature listings belonging to the KW Agents in the Market Center

Lead Insert Web Services • Support for lead acceptance from other sources/systems
Lead Management	Lead management dashboard • Visibility into incoming leads & KW Associate login & follow-up performance • Access to website traffic and prospect source reporting

Lead assignment & administration

•           Administrators can view details about each lead & transfer a lead if needed

•           Administrators can create KW Associate accounts & determine who is eligible to receive leads

•           Administrators can log into each KW Associates account

*	ML may supplement or modify the Market Center Product from time to time, provided that any material decrease in product features or functionality shall require not less than thirty days prior advance notice to and agreement by KW (such agreement by KW to not be unreasonably withheld).

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

ENTERPRISE-LEVEL REPORTING DASHBOARD:

This feature will provide the following product usage information:                     .

1.	Advertising spend (if applicable)

2.	Count of visitors by source

3.	Count of leads generated by source

4.	Count of leads by status

5.	Percent of closed leads and transaction value (if transaction data available)

6.	Closed Leads by Source (if transaction data available)

7.	Top office performers by close rate percentage (if transaction data available)

8.	Agent response rates

9.	Usage reports of eEdge and ML premium

Information will be provided either via periodic reporting or an on demand online dashboard.

PRINT INTEGRATION:

KW shall use approved print vendors [*]. After Launch, additional print vendors may be added if they meet Market Leader specifications, including, completing an application, meeting SLA requirements and complying with a specified integration process.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT B

STANDARD LICENSE TERMS

THIS PRODUCT AGREEMENT (“AGREEMENT”) IS A LEGAL AGREEMENT BETWEEN EITHER A KELLER WILLIAMS REALTY, INC. MARKET CENTER LOCATED IN THE UNITED STATES OR CANADA OR A REAL ESTATE AGENT INDEPENDENT CONTRACTOR OF A KELLER WILLIAMS REALTY, INC. FRANCHISEE OR AFFILIATE LOCATED IN THE UNITED STATES OR CANADA (“CLIENT”) SUBSCRIBING FOR USE OF THE MARKET LEADER PRODUCT PROVIDED BY MARKET LEADER, LLC. (“MARKET LEADER”). PLEASE READ THIS AGREEMENT CAREFULLY BEFORE AGREEING TO THESE TERMS. BY AGREEING TO THESE TERMS OR USING THE MARKET LEADER PRODUCT, WHICHEVER OCCURS EARLIER, CLIENT IS AGREEING TO BE BOUND BY THE TERMS OF THIS AGREEMENT.

1.	Subscription to Market Leader Product.

Client hereby agrees to license the Market Leader real estate sales prospect cultivation and management tools (the “System”). Market Leader warrants that it will provide the System specified in this Agreement with reasonable diligence in a professional and workmanlike manner, consistent with generally accepted standards in the information systems industry. Subject to the foregoing, Market Leader may add to, change or terminate any component of the System at any time.

2.	Grant of License.

During the Term, Market Leader grants Client a non-exclusive, non-transferable, non-sublicensable license to use, and, in the case of Market Leader Products that permit additional Users, to allow such Users to use, the System, on the terms set forth in this Agreement.

3.	License Restrictions.

Client and any Users shall not (and shall not allow any third party to) (i) decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any source code, underlying ideas, algorithms, file formats or programming or interoperability interfaces of the System, by any means whatsoever, (ii) remove any product identification, copyright or other notices from the System, (iii) sell, lease, lend, assign, sublicense, grant access or otherwise transfer or disclose the System in whole or in part, to any third party, (iv) use the System for timesharing, service bureau or hosting purposes or otherwise use, resell, sublicense, distribute or transfer or allow others to use the System to or for the benefit of third parties, (v) modify or incorporate into or with other software or create a derivative work of any part of the System, or (vi) use the output or other information generated by the System for any purpose other than as contemplated by this Agreement. Market Leader retains all title to, and, except as expressly licensed herein, all rights to the System, all copies, derivatives and improvements thereof and all related documentation and materials. The url and/or domain name for the website used by Client in connection with this Agreement (“Client’s ML Site”) may be provided by Client, or at Client’s request, may be provided by Market Leader. If provided by Market Leader, Market Leader will retain ownership of such url and/or domain name, and if provided by Client, Client will retain ownership of

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

such url and/or domain name. Client’s and any Users’ use of Client’s ML Site and any data collected from Client’s ML Site shall conform in all material respects with the Terms of Use (“TOU”) and Privacy Policy (“PP”) presented to end users on Client’s ML Site. Market Leader shall have sole discretion with respect to the content and manner of displaying the TOU and PP on Client’s ML Site and may modify the TOU or PP upon written notice to Client. The current version of the TOU and PP, and any updates thereto, may be reviewed upon request to Market Leader.

4.	Term of Agreement.

The “Term” of this Agreement shall be month to month until terminated in accordance with Section 9.

5.	Fees and Payment.

All payments by Client to Market Leader under this Agreement shall be non-refundable, and made via automatic payment from either Client’s bank account or credit card. Client shall undertake any additional actions reasonably requested by Market Leader to implement the foregoing automated fee payment process. Any amounts past due from Client under this Agreement shall accrue interest at a rate which is the lesser of two percent (2%) per month or, if less, the maximum rate allowable by law.

6.	Client’s ML Site.

Client shall promptly provide all information and materials reasonably requested by Market Leader to implement Client’s ML Site. Market Leader shall have sole discretion with respect to the content and layout of Client’s ML Site.Banner ads, pop-up ads and all other forms of advertising of any nature whatsoever shall be prohibited on Client’s ML Site. Client hereby grants Market Leader a royalty-free, limited, non-exclusive right, authorization, and license to use the name, logos, trademarks, copyrights and related intellectual property of Client, its Users, or its licensors, solely as necessary to fulfill the purposes contemplated in this Agreement.

7.	Confidential Information.

Market Leader and Client (and its Users) shall each retain in confidence all information received from the other party pursuant to or in connection with this Agreement that the disclosing party identifies as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential (“Confidential Information”), and will make no use of such Confidential Information except as necessary to fulfill their respective obligations under the terms and during the term of this Agreement. Each party shall treat the terms and conditions of this Agreement as confidential; however, either party may disclose such information in confidence to its immediate legal and financial consultants as required in the ordinary course of that party’s business. Notwithstanding the foregoing, the restrictions set forth above will not apply to (i) information previously known to the receiving party without reference to the disclosing party’s Confidential Information, (ii) information which is or becomes publicly known through no wrongful act of the receiving party, (iii) information that is independently developed by either of the parties, or (iv) information required to be disclosed pursuant to applicable law. With Client’s prior approval, Market Leader may use Client’s name and brokerage affiliation in its marketing and training materials.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

8.	Client’s Representations and Indemnification.

Client represents and warrants that currently and throughout the Term (i) Client and any Users are fully authorized to publish, and authorize Market Leader to publish without the necessity of obtaining any further permissions from or payments to any third party, all of the materials provided for publication on Client’s ML Site, including without limitation, MLS listings, text, logos, photos and other graphics, (ii) Client and any Users are in compliance with all applicable laws and regulations with respect to its activities related to this Agreement, and (iii) Client and any Users will honor any “opt out” requests received from any sales prospects who are identified through the activities contemplated in this Agreement. Client shall indemnify, defend and hold harmless Market Leader and its officers, employees, agents and affiliates from and against all losses, expenses, liabilities, damages and costs including, without limitation, reasonable attorneys’ fees (collectively “Costs”), to the extent that such Costs are attributable to any breach by Client or any User, employee, independent contractor, or affiliate thereof, of any representations, warranties or other obligations set forth in this Agreement.

9.	Termination.

9.1. Termination for Breach. In the event of a material breach of this Agreement by either party, the non-breaching party may terminate this Agreement by giving the breaching party written notice specifying the nature of the breach in reasonable detail and the non-breaching party’s intention to terminate (a “Termination Notice”). If the breach has not been cured within the period ending thirty (30) days following delivery of the Termination Notice, then this Agreement shall automatically terminate. Notwithstanding the foregoing, if Client is in breach of any material provisions of this Agreement, including the license restrictions of Section 3, the payment terms of Section 5 or the confidentiality restrictions of Section 7, then Market Leader may immediately suspend or terminate Client’s use of the System. Any such suspension shall not relieve Client of any of its obligations under this Agreement or entitle Client to any refund of payments previously made.

9.2 Termination by Market Leader. Market Leader may terminate this Agreement upon written notice to Client if the underlying agreement between Market Leader and Keller Williams Realty, Inc. pursuant to which this Market Leader Product is being provided, terminates for any reason.

9.3 Client Termination Procedure. If termination is permitted by this Agreement, Client may terminate by following the termination procedure provided by Market Leader in connection with the System.

9.4 Effect of Termination. Upon termination of this Agreement, Client shall discontinue use of the System, provided that Market Leader agrees to provide Client a period of thirty (30) days to remove or export data previously provided by Client that Client has stored on Market Leader’s System, and removal or export of such data during such thirty day period shall not be deemed “use” of the System. Notwithstanding the foregoing, termination of this Agreement by Market Leader shall not limit

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Client’s obligation to pay all of the applicable fees, nor restrict Market Leader from pursuing any other remedies available to it, including injunctive relief. Sections 3, 5, 7, 8, 9, 11, 12, 14, and 16 shall survive termination of this Agreement, along with any other provisions that are intended by their terms to survive.

10.	Limitation of Liability.

MARKET LEADER AND ITS AFFILIATES AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT WITH RESPECT TO THE SYSTEM DURING THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THE CLAIM GIVING RISE TO SUCH LIABILITY WAS FIRST ASSERTED. EXCEPT WITH RESPECT TO (i) ANY WILLFUL OR DELIBERATE INFRINGEMENT OR MISAPPROPRIATION BY CLIENT OF ANY OF MARKET LEADER’S OR ITS SUPPLIERS’ INTELLECTUAL PROPERTY OR CONFIDENTIALITY RIGHTS, AND (ii) CLIENT’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER FOR BREACH OF CONTRACT, WARRANTY, TORT, STATUTORY REMEDY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE AND IRRESPECTIVE OF WHETHER EITHER PARTY HAS ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. CLIENT HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF AN ADEQUATE REMEDY.

11.	Disclaimer.

CLIENT ACKNOWLEDGES THAT (i) MARKET LEADER CANNOT GUARANTEE RESULTS GENERATED THROUGH THE SYSTEM, OR THAT THE SYSTEM WILL BE CONTINUOUSLY AVAILABLE FOR USE WITHOUT TEMPORARY INTERRUPTION, AND (ii) EXCEPT WITH RESPECT TO THE WARRANTY SET FORTH IN SECTION 1, THE SYSTEM IS PROVIDED “AS-IS” WITHOUT ANY REPRESENTION, WARRANTY OR CONDITION OF ANY KIND, AND MARKET LEADER HEREBY DISCLAIMS ALL WARRANTIES WHETHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE WITH RESPECT TO THE SYSTEM, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE, WARRANTY OF TITLE; OR STATUTORY REMEDY.

12.	Assignment and Contractors.

Client may not assign any of its rights or obligations under this Agreement without Market Leader’s prior written consent. Subject to the foregoing, the provisions of this Agreement shall be binding on and inure to the benefit not only of the parties hereto but also to their successors and assigns. Market Leader shall be free to perform all or any part of this Agreement through one or more subcontractors.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

13.	Governing Law, Venue and Attorneys’ Fees.

This Agreement shall be governed by and interpreted in accordance with the laws of The State of Washington. In the event of any controversy or claim arising out of or relating to this Agreement, or the breach or interpretation thereof, the parties agree to submit to the exclusive jurisdiction of and venue in the Superior Court of King County, Washington, or the Federal District Court for the Western District of Washington and appellate courts therefrom. Each party hereby waives all defenses of lack of personal jurisdiction and forum nonconveniens in connection with any action brought in the foregoing courts. The prevailing party in any action or proceeding (including for collection) under this Agreement shall be entitled to recover from the non-prevailing party, in addition to all other relief, its reasonable attorneys’ and other experts’ fees and expenses incurred with respect to such action or proceeding.

14.	Severability, Force Majeure, Entire Agreement, Amendment.

If one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then the validity, legality and enforceability of the remaining provisions of this Agreement shall be unaffected. Neither party shall be deemed in default or otherwise liable for any delay in or failure of its performance under this Agreement (other than payment obligations) by reason of any act of God, fire, natural disaster, accident, act of government, shortage of materials or supplies, failure of transportation or communication or of suppliers of goods or services, or any other cause to the extent it is beyond the reasonable control of such party.

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written, electronic or oral communications, representations, agreements or understandings between the parties with respect thereto. This Agreement may not be amended or waived, except pursuant to a written document executed by the parties. Any terms or conditions appearing on the face or reverse side of any purchase order, acknowledgment, or confirmation that are different from or in addition to those set forth in this Agreement shall not be binding on the parties, even if signed and returned.

15.	Miscellaneous.

Client has reviewed, understood and accepted the terms and conditions set forth in this Agreement and has either consulted with legal counsel prior to executing this Agreement or has knowingly forgone its right to consult with legal counsel prior to such execution. The provisions of this Agreement shall not be construed against either party by virtue of their authorship. It is the express wish of the parties that this agreement and all related documents be drawn up in English. C’est la volonté expresse des parties que la présente convention ainsi que les documents qui s’y rattachent soient rédigés en anglais.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

16.	Fees and Terms Applicable to Specific Market Leader Products.

KW Basic Product. If the applicable Market Leader Product under this Agreement is the KW Basic Product, there shall be no fee due from Client for the System. If Client chooses to purchase additional ala carte offerings, those shall be on such terms and price as agreed to by Market Leader and Client. Client represents and warrants that currently and throughout the Term, Client is and will remain a real estate agent in good standing in the location in which such agent provides real estate services.

KW Premium Product. If the applicable Market Leader Product under this Agreement is the KW Premium Product, the terms and price shall be as agreed to by Market Leader and Client. If Client chooses to purchase additional ala carte offerings, those shall be on such terms and price as agreed to by Market Leader and Client. Client represents and warrants that currently and throughout the Term, Client is and will remain a real estate agent in good standing in the location in which such agent provides real estate services.

KW Market Center Product. If the applicable Market Leader Product under this Agreement is the KW Market Center Product, Keller Williams is paying for the System so there shall be no fee due from Client for the System. If Client chooses to purchase additional ala carte offerings, those shall be on such terms and price as agreed to by Market Leader and Client. This product may be utilized by no more than three office administrators at a Market Center and may not be used by real estate agents.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT C

TIMELINE FOR BASIC PACKAGE, PREMIUM PACKAGE AND MARKET CENTER

This Exhibit C may be modified by the mutual written agreement of both parties at any time.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT D

SUPPORT OBLIGATIONS FOR BASIC PACKAGE, PREMIUM PACKAGE AND MARKET CENTER

This Support Exhibit applies with respect to the Basic Package, Premium Package and Market Center Product (collectively, the “Products”).

Definition and Obligations for Level 1 Support

All KW Agent issues of any nature whatsoever relating to the eEdge Basic Package, Premium Package features that are also in the Basic Package and Market Center Product shall be handled by the KW Support Center (“Level 1 Support”). Level 1 Support includes, without limitation, the following:

•	Product usage questions

•	Product technical issues

•	User Name and or Password reset

•	Customization Requests

•	Feature Requests

If KW wishes for Market Leader (rather than the KW Support Center) to provide Level 1 Support for eEdge, Market Leader is willing to have such discussions with the goal of arriving at a mutually agreeable definitive agreement including the amount of compensation for such services.

Market Leader shall be responsible for all support for its Premium Package features that are not in the Basic Package.

Definition and Obligations for Level 2 Support

If KW has used commercially reasonable efforts to provide Level 1 Support (including, first using the tools and information provided by Market Leader for support purposes, as set forth below), it may contact Market Leader for help in resolving such issues (“Level 2 Support”). Level 2 Support from ML to KW would typically involve issues like the following:

•	MLS/IDX feed downtime

•	MLS compliancy

•	Custom Application settings within system

•	System downtime and or outage

•	Data transfer and recovery

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

The KW Support Center shall notify Market Leader of Level 2 Support issues in the following manner: (i) during normal business hours, by sending email to a designated Market Leader email address, and (ii) during non-business hours for critical issues, by sending email to a designated Market Leader email address.

Market Leader Training and Tools Provided to KW Support Center

In order to help the KW Support Center provide Level 1 Support, Market Leader shall provide the following:

Market Leader Knowledge Base

Market Leader will provide a knowledge base of information in connection with the Products that KW Agents can utilize to answer commonly asked questions. Market Leader will also provide a knowledge base of information to be used by the KW Support Center to answer commonly asked questions.

Market Leader Training

Market Leader agrees to provide up to two weeks of training for up to 25 support staff of the KW Support Center. This training will be completed on site in the Keller Williams office in Austin, TX, and is expected to be conducted in January in advance of the Initial Launch Date of the Marketing Center. In addition to this initial training, Market Leader agrees to place one support staff person on site at the KW Support Center for the first two weeks after the Launch Date of the Basic Product.

Market Leader agrees to provide up to four hours per month of continuing training via online delivery method to the KW Support Center relating to product enhancements or changes. This training will not include training of new support staff, as that is the responsibility of the KW.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.